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                                                                    EXHIBIT 5.1




May 26, 2000

Board of Directors
INTERNATIONAL REMOTE IMAGING SYSTEMS, INC.
9162 Eton Avenue
Chatsworth, California 91311

         Re: International Remote Imaging Systems, Inc., a Delaware corporation (the "Company")

Gentlemen:

     We have acted as the Company's counsel in connection with the preparation and filing of that certain Registration Statement on Form S-3 (the "Registration Statement") to be filed with the Securities and Exchange Commission in connection with the registration of 2,520,826 shares (the "Shares") of the Company's common stock, par value $.01 per share (the "Common Stock"). The Shares consist of the following:

     (1) 2,000,000 shares of Common Stock issued to Thermo Amex Convertible Growth Fund I, L.P. upon conversion of their Series A Convertible Preferred Stock;

     (2) 84,270 shares of Common Stock issuable upon the exercise of the Company's Common Stock Purchase Warrant;

     (3) 18,000 shares of Common Stock issued to persons who sold their shares of common stock of Poly U/A Systems, Inc. on the same terms as the Company's September 1999 tender offer for all of the outstanding common stock of Poly U/A (collectively, the "Poly U/A Stockholders");

     (4) 9,000 additional shares of Common Stock issuable upon the call or conversion of the Company's Series B Callable Preferred Stock issued to the Poly U/A Stockholders;

     (5) 18,000 additional shares of Common Stock issuable upon exercise of the Company's Series G Warrants issued the Poly U/A Stockholders;

     (6) 100,000 additional shares of Common Stock issuable upon exercise of the Company's warrants issued to Brill Securities, Inc.; and

     (7) 291,556 additional shares of Common Stock issued to Poly UA 1000 LLC, Dr. Raymond Jallow and Mr. Ralph W. Engh in exchange for their shares of Poly U/A.

     As such counsel, we have examined such matters and documents as we have deemed necessary or relevant as a basis for this opinion. Based on these examinations, it is our opinion that (a) the shares described above in clauses "(1)," "(3)" and "(7)" have been legally issued and are fully paid and non-assessable, (b) the shares described above in clauses "(2)" and "(5)" will be legally issued, fully paid and non-assessable when issued and paid for in the accordance with the terms of the Common Stock Purchase Warrant and the Series G Warrants, respectively, (c) the shares described above in clause "(4)" will be legally issued, fully paid and non-assessable when issued in accordance with the terms of the Certificate of Designations for the Series B Callable Preferred Stock, and (d) the shares described above in clause "(6)" will be legally issued, fully paid and non-assessable when issued and paid for in the accordance with the terms of the warrant issued to Brill Securities, Inc.







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     We consent to the use of this opinion as an exhibit to the Registration
Statement and to the reference to our firm under the caption "Legal Matters."


                                             Very truly yours,


                                             /s/ Guth Rothman & Christopher LLP

                                                 Guth Rothman & Christopher LLP